WAIVER AND FIRST AMENDMENT TO LOAN AGREEMENT

     THIS WAIVER AND FIRST AMENDMENT TO LOAN AGREEMENT (“Waiver and First Amendment”), is entered into effective as of March 1, 2004, by and between FIRSTWAVE TECHNOLOGIES, INC. (the “Borrower”) and RBC CENTURA BANK (“Bank”).

     A.    Bank has extended certain financial accommodations to Borrower pursuant to that certain Loan Agreement ("Loan Agreement"), dated as of July 29, 2003.

     B.    Borrower has informed Bank that it is currently in default under the Loan Agreement due to the Borrower’s failure to comply with certain financial maintenance covenants under Article IX of the Loan Agreement.

     C.    Borrower has requested that Bank waive any Default Conditions or Events of Default caused by Borrower’s failure to be in compliance with the financial maintenance covenants and to amend the Loan Agreement to change the requirements of those financial maintenance covenants.

     D.    Bank is willing to waive such non-compliance and to amend the terms of the Loan Agreement upon the terms and conditions set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank hereby agree as follows:

          1.   Definitions. Capitalized terms used in this Waiver and First Amendment and not otherwise defined herein shall have the meanings ascribed to those terms in the Loan Agreement.

          2.   Waiver. Borrower hereby acknowledges that an Event of Default exists under Section 10.1(b) of the Loan Agreement. Subject to Section 11.14 of the Loan Agreement and pursuant to Borrower’s request, Bank hereby waives, effective as of December 31, 2003, the existing Default Conditions and Events of Default caused by Borrower’s failure to comply with the financial maintenance covenants referred to in Article IX of the Loan Agreement; specifically, Borrower’s failure to maintain compliance with the Quick Ratio and Tangible Net Worth covenants as of the Borrower’s fiscal quarter ended December 31, 2003. Borrower acknowledges and agrees that this waiver is specific to the matters referred to herein and that Bank does not waive Borrower’s compliance with, or any of its rights with respect to, Borrower’s obligations to Bank under the Loan Agreement and the other Loan Documents, all of which Borrower acknowledges, are unaffected by this waiver.

          3.   Amendments.

a.

Financial Covenants. The Loan Agreement is hereby amended by deleting Section D. of Attachment 5 to the Loan Agreement in its entirety and substituting therefor a new Section D. in lieu thereof to read as follows:

D.	Financial Maintenance Covenants (Article IX).

1.

Quick Ratio. A ratio of (i) unrestricted cash and equivalents plus Net Accounts Receivable to (ii) Indebtedness of Borrower, any Guarantor and any of their respective Subsidiaries and Affiliates, in favor of Bank or any of Bank’s Affiliates (including, without limitation, any Permitted Indebtedness in favor of Bank or any of Bank’s Affiliates) of at least 3.00 to 1.00.

2.	Tangible Net Worth. Tangible Net Worth of at least $3,500,000. For purposes of this Attachment, "Tangible Net Worth" means the total of Shareholders' Equity less Intangibles.

b.	Affirmative Covenants. The Loan Agreement is hereby amended by adding to Section A. of Attachment 5 thereto the following additional Affirmative Covenants under Article VII to read as follows:

2.	Borrower shall transfer all of its United Kingdom-based bank accounts to RBC U.K. not later than April 30, 2004.

3.	Borrower shall maintain a minimum cash balance in its principal depository accounts with Bank of at least $750,000 at all times.

          4.   Forbearance. Borrower acknowledges and agrees that the effectiveness of the waiver and forbearance of the Events of Default set forth herein and the amendments to the Loan Agreement to be made hereby are expressly conditioned upon Borrower’s reimbursing Bank for all costs and expenses Bank has incurred in connection with such waiver and forbearance and that the additional covenants set forth herein are in consideration of such waiver, forbearance, and amendments.

          5.   No Additional Waiver; Reaffirmation. Except as otherwise provided herein, the terms of the Loan Agreement and the other Loan Documents remain in full force and effect. After giving effect to this Waiver and First Amendment, Borrower hereby (a) renews and reaffirms all representations and warranties set forth in the Loan Agreement and the other Loan Documents, (subject to any changes therein expressly permitted by the Loan Agreement and the other Loan Documents), and certifies that all such representations and warranties are true and correct in all material respects as of the date hereof (other than those representations and warranties made as of or specifically relating to an earlier date), and (b) certifies that no Default Condition or Event of Default exists or is continuing under the Loan Agreement, other than as referred to herein, and that Borrower and each of the Guarantors is in full compliance with all of their respective obligations under the Loan Agreement and the other Loan Documents.

           6.   Joinder By Guarantors. By their execution hereof, the Guarantors hereby acknowledge and agree to the terms of this Waiver and First Amendment and agree that they each continue to be subject to all of the obligations of Borrower as set forth in the Loan Agreement, as amended hereby, and the other Loan Documents.

          7.   References. All references to the "Loan Agreement," contained in the Loan Agreement itself or in any of the other Loan Documents, shall refer to the Loan Agreement as amended hereby.

          8.   Counterparts. This Waiver and First Amendment may be executed in two or more counterparts, as contemplated by Section 11.18 of the Loan Agreement.

          9.   Governing Law. This Waiver and First Amendment shall be governed by Georgia law, as provided in Section 11.12 of the Loan Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Waiver and First Amendment as of the date first above written.

BANK:

RBC CENTURA BANK

By: /s/ Joseph B. Singer
Joseph B. Singer
Vice President — Georgia Markets

BORROWER:

FIRSTWAVE TECHNOLOGIES, INC.

By: /s/ Richard T. Brock Richard T. Brock CEO and Chairman	Witness: /s/ Judith A. Vitale Print Name: Judith A. Vitale

GUARANTOR:

CONNECT-CARE, INC. By: /s/ Richard T. Brock Name: Richard T. Brock Title: CEO and Chairman	Witness: /s/ Judith A. Vitale Print Name: Judith A. Vitale

GUARANTOR:

FIRSTWAVE TECHNOLOGIES UK, LIMITED By: /s/ Richard T. Brock Name: Richard T. Brock Title: CEO and Chairman	Witness: /s/ Judith A. Vitale Print Name: Judith A. Vitale